City of London Investment Management Company Ltd.

Code of Ethics

Effective May 2011

This Code of Ethics has been designed to comply with the following regulatory rules and guidance:

UK Financial Services Authority Handbook

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Principle 1 – Integrity

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Principle 3 – Management & Control

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Principle 6 – Customers’ Interests

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Principle 8 – Conflicts of Interest

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COBS 2.3 – Inducements

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COBS 11.7 – Personal dealing

US Securities and Exchange Rule

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Rule 204Aם of the Investment Advisers Act of 1940

Dubai Financial Services Authority Handbook

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Principle 1 – Integrity and Fair Dealing

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Principle 3 – Management and Control

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Principle 6 – Customer’s Interests

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Principle 7 – Conflicts of Interest

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COB 3.5.3 – Inducements

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COB 6.2 – Personal Account Transactions

Monetary Authority of Singapore

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SFA Section 218

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IMAS Standards of Professional Conduct

This Code of Ethics may be provided to clients, investors or prospective clients and investors, subject to prior approval from the Compliance Group.

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Contents

Standards of conduct

Foreign Corrupt Practices Act (US) Conflicts of Interest

Insider Dealing

Confidentiality

Personal transactions Definitions Pre-clearance Restrictions

Reportable transactions

Exemptions

Periodic reports

Gifts, donations and hospitality

Accepting gifts

Accepting travel, entertainment, tickets Solicitation of gifts, contributions or sponsorships Giving gifts

Giving entertainment opportunities

Political contributions and charitable gifts

Outside business activities

Exhibits

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Standards of conduct

 City of London Investment Management Company Limited (“the Firm” or “CLIM”) has a fiduciary duty to clients that requires all employees to act solely for the benefit of those clients.  All employees are expected to adhere to the highest standard of professional and ethical conduct.  Employees should be aware of situations that may give rise to an actual or perceived conflict with our clients’ interests, or have the potential to damage the Firm’s reputation.

The fiduciary duty. This term should not be misunderstood: put simply this is the obligation to at all times place the client’s interests first and to eliminate or mitigate any conflicts of interest.  As fiduciaries, investment advisers such as this firm have an affirmative duty to act in the best interests of their clients and to make full and fair disclosure to clients regarding conflicts of interest.

This Code of Ethics (“the Code”) is designed to:

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Protect CLIM’s clients by deterring misconduct;

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Guard against violation of the securities laws;

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Educate employees regarding CLIM’s expectations and the laws governing their conduct;

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Remind employees that they are in a position of trust and must act with complete propriety at all times;

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Protect the reputation of CLIM; and

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Establish procedures for employees to follow so that CLIM may determine whether employees are complying with its ethical principles.

This Code of Ethics is based upon the principle that the Directors and other employees of CLIM owe a fiduciary duty to, among others, the clients of the Firm to conduct their affairs, including their personal securities transactions, in such a manner as to avoid materially (i) serving their own personal interests ahead of clients; (ii) taking inappropriate advantage of their position with CLIM; and (iii) engaging in any actual or potential conflicts of interest or any abuse of their position of trust and responsibility. This fiduciary duty includes the duty of the Compliance Group to report violations of this Code of Ethics to CLIM’s Board of Directors and the Board of Directors of any U.S. registered investment company for which CLIM acts as adviser or sub.adviser.

The Code aims to meet, and all employees are required to comply with, the requirements of United Kingdom regulatory expectations such as are set out in the Rules and Guidance of the Financial Services Authority, the requirements of United States federal securities laws, the requirements of the Monetary Authority of Singapore, the regulatory rules and guidance for Dubai as set out in the Dubai Financial Services

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Authority rulebook and the applicable laws, as well as international financial services best practices.

Strict compliance with the provisions of this Code shall be considered a basic condition of employment with CLIM.  It is important that employees understand the reasons for compliance with this Code.  CLIM’s reputation for fair and honest dealing with its clients and the investment community in general, has taken considerable time to build. This standing could be seriously damaged as the result of even a single security transaction considered questionable in light of the fiduciary duty owed to our clients.

Employees are urged to seek the advice of the Compliance Group for any questions as to the application of this Code to their individual circumstances.  Employees should also understand that a material breach of the provisions of this Code may constitute grounds for disciplinary action and/or termination of employment with CLIM.

FCPA

The Foreign Corrupt Practices Act (FCPA) contains anti-bribery provisions that prohibit any corrupt payments to non-US government officials.  These payments can be in the form of cash, gifts, entertainment, travel expenses, charitable contributions, etc. and would be for the purpose of gaining improper advantage or influence over that official.

Interactions with non-US government officials could take place in various contexts; staff should have regard to clients or prospective clients who are government officials, or clients or prospective clients who are government owned or controlled.  Institutional clients or prospects which are central banks, sovereign wealth funds or government pension funds are clear examples where FCPA issues might arise and staff awareness needs to be heightened.

Gifts and entertainment or other expenses which are reasonable and directly related to bona fide business purposes are not offenses under the FCPA; however, in such cases record-keeping needs to be clear and unambiguous.

Before any planned contact with non-US government officials, staff must advise senior management and the Compliance Group.  Any concerns that staff might have that a breach of the FCPA might have occurred should be immediately communicated to the CEO and the Compliance Group.

Conflicts of Interest

As a fiduciary, CLIM has an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of its clients.  Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client.  In addition, the Firm imposes a higher standard by providing that employees must try to avoid situations that have even the appearance of conflict or impropriety.

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1.

Conflicts among Client Interests.  Conflicts of interest may arise where CLIM or its employees have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, or accounts of close friends or relatives of employee, etc.). Employees are prohibited from engaging in inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

2.

Competing with Client Trades.  As referenced in the section on Personal

Transactions, an employee is prohibited from investing in securities that are within CLIM’s Investible Universe.

3.

Other Potential Conflicts Provisions:

a.

Disclosure of Personal Interest.  Employees are prohibited from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship or other material interest in the issuer, or its affiliates, to the Compliance Group or, with respect to the Compliance Group’s interests, another designated director.  If such designated person deems the disclosed interest to present a material conflict, the employee may not participate in any decision.making process regarding the securities of that issuer.

b.   Referrals/Brokerage.  Employees are required to act in the best interests of

CLIM’s clients regarding execution and other costs paid by clients for brokerage services.  As part of this principle, employees will strictly adhere to the Firm’s policies and procedures regarding brokerage allocation, best execution, soft dollars and other related policies.

c.

Vendors and Suppliers.  Each employee is required to disclose any personal investments or other interests in vendors or suppliers with respect to which that person negotiates or makes decisions on behalf of CLIM.  Employees with such interests are prohibited from negotiating or making decisions regarding the Firm’s business with those companies.

d.   Soft.Dollar Commissions.  Any soft dollar trades must comply with the

“safe harbor” provisions of Section 28(e) of the Securities Exchange Act of

1934, all other regulatory requirements applicable, and any client specific restrictions.

e.

Front.running. The Firm forbids employees from purchasing or selling stock before a buy or sell recommendation is made to a client if such transaction will have a material negative impact on the client.

f.

Churning.  Employees should not effect transactions to generate increased commissions and unnecessary expenses for a client.  The volume and

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frequency of all sales and purchases of securities must be measured against the need and purpose for the activities, a client.s investment objectives, and the expenses and benefits to the account.  All trading for a client's account must be undertaken solely in the client's interest.

g.   Unfair Treatment of Certain Clients vis-à-vis Others.  An employee who handles one or more clients may be faced with situations in which it is possible to give preference to certain clients over others.  Employees must be careful not to give preference to one client over another even if the preferential treatment would benefit CLIM or the employee.  Each situation should be examined closely to determine whether the client has consented to the employee's actions favoring another client and whether the resulting relationship with the client that was not favored is fair and consistent with the securities laws.  If both parts of this test have been satisfied, most likely there has been no breach of fiduciary duty.

Insider Dealing

CLIM forbids any Director or employee from trading, either personally or on behalf of others, on material nonpublic information or communicating material nonpublic information to others in violation of the law.  This conduct is frequently referred to as “insider dealing” or “insider trading.” CLIM’s policy applies to every Director and employee and extends to activities within and outside their duties at CLIM.  Every Director and employee must read and retain this policy statement. Any questions regarding CLIM’s policy and procedures should be referred to the Compliance Group.

The terms “insider dealing” or “insider trading” are generally used to refer to the use of material nonpublic information to trade in securities (whether or not one of an “insider”) or to communications of material nonpublic information to others.

While the laws concerning insider dealing are not static, it is generally understood that the laws prohibits:

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Trading by an insider, while in the possession of material nonpublic information, or

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Trading by non-insider, while in possession of material nonpublic information,

where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

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Communicating material nonpublic information to others.

The elements of insider dealing and the penalties for such unlawful conduct are discussed below.  If, after reviewing this policy statement, you have any questions, consult the Compliance Group.

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Who is an Insider.

The concept of “insider” is broad.  It includes Directors and employees of a company.  In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes.  A temporary insider can include, among others, a company’s attorneys, accountants, consultants, and the employees of such organizations.  In addition, CLIM may become a temporary insider of a company it advises or for which it performs other services.

What is Material Information.

Trading on insider information is not a basis for liability unless the information is material.  “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.  Information that Directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earning estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

What is Nonpublic Information.

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, Bloomberg, The Wall Street Journal or other publications of general circulation would be considered public.

Penalties for Insider Dealing

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers.  A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation.  Penalties include:

. Civil injunctions;
. Treble damages;
. Disgorgement of profits;
. Jail sentences;

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Fines for the person who committed the violation of up to three times the profit gains or loss avoided, whether or not the personal actually benefited; and

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Fines for the employer or other controlling person.

In addition, any violation of this policy statement can be expected to result in serious sanctions by CLIM, including dismissal of the persons involved.

Confidentiality

Confidentiality is a cornerstone of our duties to our clients and to our colleagues.

Any information that is acquired in connection with employment by the Firm, including information regarding actual or potential investment decisions, portfolio/fund composition, research, firm activities, or client interests, is confidential and may not be used in any way that might be contrary to or conflict with, the interests of our clients, or the Firm.  Additionally, certain clients may specifically require that their relationship with the Firm be treated confidentially, and employees are reminded to be sensitive to this.

Personal transactions

As a firm, and as individuals, we have a duty to ensure that the interests of our clients come first.  We are also keen, as a firm, to ensure that our interests are aligned with those of our clients.  Our policies on personal transactions are designed to try to meet both of those needs.  We have undertaken to clients that employees will not invest in securities that are within our Investible Universe, and so these securities are strictly prohibited, subject to the exception noted below.  These policies also apply to family members.

All employees of the Firm are required to report holdings in personal transactions (as defined below) periodically.

Definitions

Personal transaction: a transaction in which an employee has a beneficial interest.

Beneficial interest: where an employee has the opportunity to directly or indirectly profit or share in the profit derived from the securities transacted.  There is a presumption of beneficial interest in the following cases:

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Securities owned by an employee in his/her name;

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Securities owned by an employee indirectly through an account or investment vehicle for his/her benefit, such as a family trust;

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Securities owned in which the employee has a joint ownership interest, such as a joint brokerage account; and

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Securities owned by trusts, private foundations or other charitable accounts for which the employee has investment discretion (other than for client accounts of the Firm).

Any question as to whether or not an employee has a beneficial interest should be directed to the Compliance Group.  Similarly, if an employee has a beneficial interest that he/she feels should not be subject to the Code, that employee should contact the Compliance Group.

Persons Covered by the Code

For the purposes of this Code the term “employee” means all Directors and employees, including temporary personnel compensated directly by the Firm whose tenure with the Firm exceeds 90 days.  Individual exemptions from the Code may be considered on a case-by-case basis.

Certain provisions of the Code also apply to immediate family members of employees. For the purposes of this Code the term an immediate family member is defined to include any relative by blood or marriage living in an employee’s household subject to the employee’s financial support or any other individual living in the household subject to the employee’s financial support (spouse, minor children, a domestic partner etc.).

Accounts Covered by the Code

Each employee must report any accounts in which he or she has a direct or indirect beneficial interest and in which a security covered by the Code is eligible for purchase or sale.  This typically includes:

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individual and joint accounts

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accounts in the name of an immediate family member as defined in the Code

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accounts in the name of any individual subject to your financial support

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trust accounts

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estate accounts

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accounts where you have power of attorney or trading authority

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other types of accounts in which you have a present or future interest in the income, principal or right to obtain title to securities.

Each employee is required to ensure that any immediate family member as defined herein or person subject to the employee’s financial support is complying with this requirement. Education and oversight is a must.  Noncompliance with the Code of

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Ethics by any of these individuals will have the same ramifications on the related employee as if it were the employee who did not comply.

How to report accounts:

1.

New Hires should utilize the “Initial Holdings Report” (Exhibit 1) to report any existing “covered accounts” at the time of hire with CLIM.

2.

Any “covered account” established after an employee is associated with CLIM should be reported as part of a “Quarterly Transaction Report” (Exhibit 2).

Securities Covered by the Code of Ethics

For purposes of the Code of Ethics and its reporting requirements, the term “covered security” will include the following:

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Shares (including shares in closed-end funds);

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Bonds (excluding certain government issues (see below);

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Exchange-traded funds (ETFs);

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Notes;

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Convertibles;

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Preferreds;

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Depository receipts (e.g.. ADRs, EDRs and GDRs);

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Investment or futures contracts with the exception of currency;

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Limited partnership and limited liability company interests;

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Private investment funds, hedge funds, and investment clubs;

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Subscription shares;

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Options or warrants to purchase or sell securities; and

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Open-ended funds that are managed by the Firm.

Additional types of securities may be added at the discretion of the Compliance Group or the Board of Directors as new types of securities are offered and traded in the market and/or CLIM’s business changes.

The following are specifically not included:

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Securities of OECD Member Countries;

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Direct obligations of the U.S. and UK governments;

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Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short.term debt obligations, including repurchase agreements;

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Shares issued by money market funds;

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Shares of open-end mutual funds or equivalent funds in non-US jurisdictions that are not advised or sub-advised by CLIM;

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Broad-based stock index futures and options on such futures; and

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Commodities and currency futures.

Restrictions on personal transactions

These restrictions set out below are designed to avoid any actual or perceived conflict with our clients’ interests. It is intended that employees will comply with the restrictions as described below in good faith and conduct their personal transactions in keeping with both the letter and spirit of the Code.

We have undertaken to clients that employees will not invest in any securities that are within our Investible Universe, and so these are strictly prohibited.  The exception to this prohibition is in the case of Exchange Traded Funds and equities within the Investible Universe: if CLIM is not trading the particular security (or securities) for clients at the same time, an employee may gain prior approval from the Compliance Group to trade.

Short term trading

Employees are prohibited from taking a short term trading profit with respect to covered transactions.  For the purposes of this Code the time limit for taking a trading profit is 6 months from the time of purchase (beginning on T + 1).  An exemption from this provision can be granted by the Compliance Group where good cause has been shown.

Exceptions to the Code’s Preclearance and 6 month holding requirements:

The following transactions are exempt from the Code’s preclearance short-term trading requirements:

1.

purchases or sales affected in any account over which the employee has no direct or indirect influence or control including accounts in which the employee has granted to a broker, dealer, trust officer or other third party non-employee full discretion to execute transactions on behalf of the employee without consultation or employee input or direction.  An example would be Managed Accounts;

2.

purchases or sales which are involuntary on the part of the employee;

3.

purchases or sales within CLIM’s 401k plan;

4.

purchases or sales which are part of an automatic dividend reinvestment plan;

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5.

purchases or sales effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

6.

purchases or sales of currencies and interest rate instruments or futures or options on them.

Open.ended funds

An employee who invests in open-ended funds must ensure that all such investments and transactions comply with the funds’ rules regarding purchases, redemptions and switches.

Short sales, options and margin transactions, derivatives, and spread betting

The Firm discourages short sales, options and margin transactions. An employee may engage in such transactions subject to pre-clearance; but they should be aware of the risks of making such investments and comply with the Code at all times.  Transaction in derivative instruments shall have the same restrictions as the underlying securities. Spread betting on securities and indices is not encouraged, but where an employee wishes to undertake these transactions they should be pre-cleared with the Compliance Group.  Spread betting on non-financial items (e.g. election or sporting results) is allowed under the Code, but is not encouraged (reference is made to the Firm’s various policies relating to personal conduct).

Initial public offerings (“IPOs”)

Employees are prohibited from engaging in IPO transactions.  This restriction does not apply to initial offerings of open-ended funds, government issues or money market instruments.

Limited and Private company (non-listed) offerings

Employees are prohibited from purchasing securities in private enterprises or participating in limited offerings unless prior approval has been obtained from the Compliance Group.  Factors affecting approval include the determination that the investment opportunity need not be reserved for clients, and/or that the employee is not being offered the opportunity due to his/her employment with the Firm.

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Transactions in City of London Investment Group plc shares

These transactions are outside the scope of the Code.  Please refer to the Finance Director or the Chairman of the City of London Investment Group plc Board for information on such investments.

Exemptive procedure for personal transactions

In certain circumstances the Compliance Group can grant exemptions from the personal transactions restrictions in the Code.  The decision will be based on the consideration that a hardship exists and that the transaction for which the exemption is requested does not conflict with our clients’ interests or violate any other policy, regulation or law.

Other factors that will be considered include the size of the holding, the period of time held, capitalization and liquidity, and any other relevant factors.

A request for exemption should be made via written request to the Compliance Group setting out the nature of the hardship along with all pertinent facts.  Records of the approval or otherwise of exemptions will be kept confidential but will be available to regulatory inspection as and when required.

Compliance Procedures

Employees are expected to respond truthfully and accurately to all requests for information. With general exceptions as outlined below, any reports, statements or confirmations described herein and submitted or created under this Code of Ethics will be treated as confidential to the extent possible.

Employees should be aware that copies of such reports, statements or confirmations, or summaries of each, may be provided to certain managers or Directors of CLIM, to compliance personnel and the Board of Directors of any registered investment company client, outside counsel, and/or regulatory authorities upon appropriate request.

Reporting of Access Person Investment Accounts

All employees as defined in the Code are required to notify the Compliance Group in writing of any investment account in which he or she has direct or indirect beneficial interest in which a covered security can be purchased.  Notification can be made as follows:

1.

New Hires should utilize the “Initial Holdings Report” (Exhibit 1) to report any existing “covered accounts” at the time of hire with CLIM.

2.

Any “covered account” established after an employee is associated with CLIM should be reported as part of a “Quarterly Transaction Report” (Exhibit 2).

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Broker confirms and statements

Employees may place transactions with the broker of their choosing.  However, they will be required to send a duplicate confirmation of transactions and any regular statements to the Firm.  If the broker is not willing to send duplicate confirmations/regular statements, it is the employee’s responsibility to provide copies instead.  The purpose of receiving “duplicates” is to independently confirm Code compliance, especially as it relates to compliance with preclearance of trades and reporting.

Personal Securities Transaction Preclearance Procedures

All employees must strictly comply with CLIM’s policies and procedures regarding personal securities transactions.  The Firm’s Preclearance form is attached as Exhibit 5.

Preclearance approval is only effective for two business days.  Once granted, each preclearance is only effective until the close of U.S. trading on the business day after approval was granted – 4:00 pm EST.

Transactions in the following covered securities must be “precleared” with the Compliance Group in accordance with the procedures outlined herein prior to be executed:

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Shares (including shares in closed. end funds);

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Bonds (excluding certain government issues;

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Exchange. traded funds (ETFs);

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Notes;

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Convertibles;

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Preferreds;

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Depository receipts (e.g.. ADRs, EDRs and GDRs);

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Investment or futures contracts with the exception of currency;

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Limited partnership and limited liability company interests;

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Private investment funds, hedge funds, and investment clubs;

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Subscription shares;

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Options or warrants to purchase or sell securities; and

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Open-ended funds that are managed by the Firm.

Additional types of securities may be added to the preclearance requirements at the discretion of the Compliance Group or the Board of Directors as new types of securities are offered and traded in the market and/or CLIM’s business changes.

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Periodic reports/statements/certifications

Initial holdings report

All new employees are required to file an initial holdings report within 10 calendar days of joining the Firm.  This report must contain a full disclosure of all their covered security holdings in which he or she has a direct or indirect Beneficial Ownership interest.  The report is to include the following information:

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Name and type of security, ticker symbol/CUSIP number, number of units/shares, principle amount;

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Name of any broker, dealer or bank with which the employee has an account;

and

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The date the report is submitted.

The information disclosed in the report should be current as of a date no more than 45 days prior to the date the person becomes an employee.  If the above information is contained on the employee’s brokerage statement, the employee may attach the statement and sign the Initial Holdings Report.

If the employee does not have any covered transactions to disclose, then a ‘zero holdings’ report should still be filed.

Annual holdings report

Each employee must also file on an annual basis an updated version of the initial holdings report (above). This report should be current to 31 December of each year (within 45 days before the annual report is submitted) and filed no later than 14 February of the following year.

Quarterly reporting of transactions

A quarterly record of all covered transactions must be submitted by each employee within 30 calendar days of each end of each calendar quarter.  This requirement exists even where an employee has no reportable transactions during that quarter.  The report must include details of all pre-cleared and reportable transactions noted above.

The following information must be provided on the report:

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The date of the transaction, issuer and ticker/CUSIP, number of shares, and the principal amount of each security involved;

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Whether the transaction is a purchase, sale or other acquisition or disposition;

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The transaction price;

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The name of the broker, dealer or bank through whom the transaction was effected;

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A list of securities accounts opened during the quarter including the name of the broker, dealer or bank and account number; and

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The date the report is submitted.

If the above information is contained on the employee’s brokerage statement, the employee may attach the statement and sign the Quarterly Transactions Report.

If the employee does not have any covered transactions to disclose, then a ‘zero transactions’ report should still be filed.

Certifications

1. Initial Certification.  CLIM provides all employees with a copy of this Code of Ethics. The Firm requires all employees to certify in writing that they have: (a) received a copy of the Code; (b) read and understand all provisions of the Code; and (c) agreed to comply with the spirit and letter of the Code.

2. Acknowledgement of Amendments. CLIM will provide employees with any material amendments to its Code of Ethics and employees will submit a written acknowledgement that they have received, read, and understood the amendments to the Code.  The Firm and the Compliance Group will make every attempt to bring important changes to the attention of employees.

3. Annual Certification. All employees are required annually to certify that they have read, understood, and complied with the Code of Ethics.

Training and Education

New Hires:

Each new hire receives a copy of the Code of Ethics and must sign an acknowledgement of receipt and understanding.  A member of the Compliance Group will meet with each new hire within their first week at CLIM to review the Code of Ethics and to respond to any questions.

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Annual:

Mandatory annual Code of Ethics Training will be required for all employees subject the Code.  This training will be conducted by members of the Compliance Group and will reinforce key sections of the Code as well as any other hot button areas as determined by business changes or regulatory focus.

Detection and Reporting of Code Violations

The Compliance Group will:

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Review the personal securities transaction reports or duplicate statements filed by employees and compare the reports or statements of the completed portfolio transactions. The review will be performed on a quarterly basis.  If the Compliance Group determines that a compliance violation may have occurred, it will give the person an opportunity to supply explanatory material;

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Prepare an Annual Issues and Certification Report to the Board of Trustees or Directors of any registered investment company managed by the Firm that: (1) describes the issues that arose during the year under this Code, including, but not limited to, material violations of and sanctions under the Code, and (2) certifies that CLIM has adopted procedures reasonably necessary to prevent its employees from violating this Code; and

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Prepare a written report to the CLIM Board of Directors outlining any violations of the Code together with recommendations for the appropriate penalties.

Reporting Violations

CLIM requires employees to promptly report “apparent” or “suspected” violations of the Code of Ethics in addition to actual or known violations of the Code to the Compliance Group.

An employee who in good faith reports illegal or unethical behavior will not be subject to reprisal or retaliation for making the report.  Retaliation is a serious violation of this policy and any concern about retaliation should be reported immediately.  Any person found to have retaliated against an employee for reporting violations will be subject to appropriate disciplinary action.

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Excessive or Inappropriate Trading

The Firm understands that it is appropriate for employees to participate in the public securities markets as part of their overall personal investment programs.  As in other areas, however this should be done in a way that limits potential conflicts with the interests of any fund or portfolio.  Further, it is important to recognize that otherwise appropriate trading, if excessive (measured in terms of frequency, complexity of trading programs, numbers of trades, or other measure as deemed appropriate by the Compliance Group), may compromise the best interests of any client if such excessive trading is conducted during the workday or using CLIM resources.  Accordingly, if personal trading rises to such dimension as to create an environment that is not consistent with the Code of Ethics, such personal transactions may not be approved or may be limited by the Compliance Group.

Gifts, donations, hospitality

It is expected that all employees will exercise good judgment in considering the value, frequency and intent of gifts and entertainment.  Normal business entertaining is unlikely to conflict with the regulatory requirements, but if employees have any doubts in this regard, they should consult the Compliance Group before accepting or offering. These policies also apply to family members.

Accepting gifts

The only gift (other than entertainment – see below) that may be accepted by an employee is a gift of nominal value (i.e. a gift whose reasonably estimated value is not more that £100 (or local currency equivalent) or promotional items (e.g. pens, t.shirts, umbrellas and other logo items).  Under no circumstances may an employee accept a gift of cash or cash equivalent items.

Acceptance of a gift that is directed at the Firm should be cleared with a Director of the Firm or the Compliance Group.  If approved, these gifts will be treated as the property of the Firm.

If an employee receives a gift that is prohibited under this Code it must be declined or returned in order to protect the reputation and integrity of the Firm and its employees. Where it may be deemed inappropriate to decline a gift, for whatever reason, an employee should seek advice from any of the officers named above.

Any gift, the value of which is in excess of the stated value above, should be reported. It is expected that individuals use discretion with regard to excessive gifts and seek approval from department heads prior to acceptance. In each case, the Compliance Group should be

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advised of the nature of the gift so that details can be input into a central register which is maintained by the Compliance Group.

Accepting travel and/or entertainment

The Firm recognizes that occasional participation in entertainment opportunities provided by clients, brokers, vendors or other such organizations can be beneficial to relationship building.  Examples of such opportunities include: lunches/dinners, cocktail events, golf or other sporting events.

Occasional participation by an employee in such entertainment for legitimate business purposes is therefore permitted provided that:

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A representative from the hosting organization attends the event with the employee;

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The primary purpose of the event is to discuss business or build a business relationship;

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The employee demonstrates the appropriate standard of personal conduct; and

.

Participation complies with the following requirements regarding entertainment tickets, lodging, and travel arrangements.

Entertainment tickets

An employee may occasionally accept a ticket to an entertainment event on the following basis; that the host will attend that event with the employee and that the face value of the ticket or entrance fee is £200 (or local currency equivalent) or less (not including the value of food/refreshments that may be provided before, during or after the event).  Anemployee is required to obtain prior approval from his/her line manager before accepting any other entertainment opportunity.

Lodging

It is prohibited for any employee to accept a gift of lodging in connection with any entertainment opportunity.  An employee must pay for his/her own lodging expense in relation to any such event.  Where lodging is required as part of a business related trip the firm will either pay in advance for such an expense, or reimburse the employee as necessary.

Car, limousine or other related services

An employee must exercise his/her own reasonable judgment with respect to accepting rides in limousines, cars, taxis or other related services. Other than in exceptional circumstances (e.g. relating to personal safety concerns) employees are discouraged from accepting limousine or car services paid for by a host when the host is not present.

Code of Ethics

Air travel

As with lodging (above) it is prohibited for an employee to accept a gift of air travel in connection with any entertainment opportunity.  An employee must pay for his/her own air travel expense in relation to any such event.  Use of private aircraft or charter flights arranged for by the host for entertainment related travel is strictly prohibited. Where travel is required as part of a business related trip, the Firm will either pay in advance for such an expense, or reimburse the employee as necessary.

Solicitation of gifts, contributions or sponsorships

An employee may not solicit gifts, entertainment tickets, gratuities, or sponsorships from clients, brokers, vendors, or companies in which the firm invests or conducts research into.  This prohibition does not apply to personal gifts or offers of employee owned tickets between employees.

Giving gifts

In certain circumstances it may be acceptable for the Firm or its employees to extend gifts to clients or others who do business with the Firm.  Gifts of cash or cash equivalent items are prohibited.  Gifts with a face value of more than £100 (or local currency equivalent) must be pre-cleared by the Compliance Group or a Director of the Firm.

Regulations relating to the investment management of U.S. state or municipal pension funds often severely restrict or prohibit the offer of gifts or entertainment of any value to government officials (elected officials and employees of elected offices) who have involvement or influence over the selection of an investment manager.  It is CLIM’s policy not to provide gifts to officials of U.S. state or municipal pension plans.

Giving entertainment opportunities

Employees are not permitted to source tickets to entertainment events (for clients or others who do business with the Firm) from any other employee, brokers, vendors or other organizations with whom the Firm transacts business.  This prohibition does not apply to personal gifts or offers of employee owned tickets between employees.

Client events and entertainment organized, hosted and attended by one or more employee are not subject to the above prohibition.

Code of Ethics

Political contributions and charitable gifts

The Firm does not make financial contributions to political candidates or parties, nor does the Firm make financial contributions to charitable fund raising causes with any connection to our clients; we believe that by avoiding any potential perception of conflicts of interest from arising puts all parties in the best possible position when conducting investment business. Investment business is the prime focus of the Firm and our objective is to deliver the best possible investment performance for our clients and investors, without distraction, and to be accountable to our clients and investors on that basis.

All Contributions by CLIM Covered Associates and Restricted Persons, including but not limited to in-kind Contributions, must be pre-cleared.  Employees who wish to provide their services on a voluntary basis to political campaigns party committees or PACS must complete a “Contribution Request Form” and submit the Form to the CLIM Compliance Group for final approval.

Covered Associates and Restricted Persons must also keep the following in mind:

1.

To  the  extent  they  incur  expenses  from  personal  resources  (e.g.,  hosting  a reception) or utilize CLIM resources (such as facilities, office space, funds, or personnel) in connection with such volunteer services, it could be considered an in-kind Contribution either by the individual or CLIM, requiring pre-approval or subject to a ban as described above.

2.

Covered   Associates   and   Restricted   Persons   who   Solicit   or   Coordinate Contributions (such as serving on a candidate campaign’s finance committee) must obtain pre-approval as described above in this Policy.

3.

No  Covered  Associates  and  Restricted  Persons  may  undertake  any  political activity (i) using the CLIM name, (ii) during working hours, (iii) on CLIM premises and/or (iv) with the use of any CLIM equipment, property, funds or personnel without obtaining pre-approval.

Please refer to CLIM’s “Policies Regarding Political Activities by Investment Advisors”for more detailed information regarding employee responsibilities.

Outside business activities

All outside business affiliations (e.g. directorships, officerships, consulting engagements,

public/charitable positions) of any kind, or membership in investment organizations (e.g. an investment club) must be pre.approved by a Director of the Firm.  The Firm generally discourages outside business activities, but please actively discuss any such affiliations with a Director.

Code of Ethics

New employees are required to disclose all outside business affiliations to the

Compliance Group.

Employees who engage in outside business activities are not acting in their capacity as employees of the Firm, and may not use the Firm’s name.

Employees may not seek additional employment outside of the Firm without prior approval from the Managing Director. All new employees are required to disclose any such outside employment to the Compliance Group and to the Office Manager.

Sanctions

Any violation of CLIM’s Code of Ethics may result in disciplinary action that the Compliance Group or other Firm employee(s) responsible for its administration deem appropriate, including but not limited to a warning, fines, disgorgement, suspension, demotion, or termination of employment.  In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

Recordkeeping

CLIM will maintain the following records in a readily accessible place pertaining to this

Code of Ethics:

.

A copy of each Code that has been in effect at any time during the past five years;

.

A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

.

A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, an employee (these records must be kept for five years after the individual ceases to be an employee of CLIM);

.

Holdings and transactions reports made pursuant to the Code;

.

A list of the names of persons who are currently, or within the past five years were, employees;

.

A record of persons responsible for reviewing employees’ reports currently or during the last five years; and

.

A copy of reports provided to the Board of Directors/trustees of any registered management investment company for which CLIM acts as adviser or sub. adviser regarding the Code.

Further Information about the Code

Employees are encouraged to contact any member of the Compliance Group with any questions about permissible conduct under the Code.

City of London Investment Management Company Ltd.

CODE OF ETHICS EXHIBITS

Exhibit 1	Initial Holdings Report

Exhibit 2	Quarterly Transaction Report

Exhibit 3	Annual Securities Holdings Report

Exhibit 4	Initial / Annual Compliance Certification

Exhibit 5	Preauthorization Form

City of London Investment Management Company Ltd.

EXHIBIT 1

City of London Investment Management Company Ltd.

INITIAL HOLDINGS REPORT

Name of Reporting Person:

Date Person Became Subject to the Code’s Reporting Requirements:

Information in Report Dated as of:

Date Report Submitted:

Securities Holdings

Name of Issuer and Ticker/CUSIP	No. of Shares (if applicable)	Principal Amount, Maturity Date and Interest Rate (if applicable)	Name of Broker, Dealer or Bank Where Security Held

If you have no securities holdings to report, please check here. [  ]

Securities Accounts

Name of Broker, Dealer or Bank	Account Number	Names on Account	Type of Account

If you have no securities accounts to report, please check here. [  ]

I certify that I have included on this report all securities holdings and accounts in which I have a direct or indirect beneficial interest and required to be reported pursuant to the Code of Ethics.  I hereby declare that I will comply with the Code of Ethics.

Signature:                   Date:

Received by:

City of London Investment Management Company Ltd.

EXHIBIT 2

City of London Investment Management Company Ltd.

QUARTERLY TRANSACTION REPORT

Transaction Record of Securities Directly or Indirectly Beneficially Owned

For the Quarter Ended

Name:

Submission Date:

Securities Transactions

Date of Transaction	Name of Issuer and Ticker/CUSIP	No. of Shares (if applicable)	Principal Amount, Maturity Date and Interest Rate (if applicable)	Type of Transaction	Price	Name of Broker, Dealer or Bank Effecting Transaction

If you had no reportable transactions during the quarter, please check here. [  ]

Transactions in direct obligations of the U.S. Government need not be reported. In addition, persons need not report transactions in bankers. acceptances, certificates of deposit, commercial paper, Automatic Investment Plans or open-end investment companies not managed by the Firm. The report must be returned within 30 days of the applicable calendar quarter end. The reporting of transactions on this record shall not be construed as an admission that the reporting person has any direct or indirect beneficial ownership in the security listed.

Securities Accounts

If you established an account within the quarter, please provide the following information:

Name of Broker, Dealer or Bank	Account Number	Names on Account	Date Account was Established	Type of Account

If you did not establish a securities account during the quarter, please check here.

Political Contributions

The following is a list of all Political Contributions made during the quarter, including Contributions for which I received pre.

clearance.

Name of Candidate/Officeholder or Political Organization	Amount of Contribution	Jurisdiction of Office Sought (City, County, State, Federal)	Are You Entitled To Vote for This Candidate/Officeholder. (Yes/No)	If Political Organization, what type (party, PAC, etc.).

By signing this document, I certify that I have included on this report all securities transactions and accounts required to be reported pursuant to the Policy.  I further certify that I have disclosed all information regarding any Political Contribution made by me during the calendar quarter.

Signature:

Received by:

City of London Investment Management Company Ltd.

EXHIBIT 3

ANNUAL SECURITIES HOLDINGS REPORT

As of December 31,

Name of Reporting Person:

Securities Holdings

Name of Issuer and Ticker/CUSIP	No. of Shares (if applicable)	Principal Amount, Maturity and Interest Rate (if applicable)	Name of Broker, Dealer or Bank Where Security Held

If you had no securities holding to report this year, please check here. [  ]

Securities Accounts

If you established an account during the year, please provide the following information:

Name of Broker, Dealer or Bank	Date Account was Established	Account Number	Names on Account	Type of Account

If you have no securities accounts to report this year, please check here. [  ]

I certify that the above list is an accurate and complete listing of all securities in which I have a direct or indirect beneficial interest.

Signature

Date

Received by

Note:  Do not report holdings of U.S. Government securities, bankers’ acceptances, certificates of deposit, commercial paper and mutual funds  not managed by the Firm.

EXHIBIT 4

CODE OF ETHICS

INITIAL / ANNUAL COMPLIANCE CERTIFICATION

1.   I hereby acknowledge receipt of a copy of the Code of Ethics.

2.   I have read and understand the Code of Ethics and recognize that I am subject thereto.  In addition, I have raised any questions I may have on the Code of Ethics with the Compliance Group and have received a satisfactory response[s].

3.   For all securities/accounts beneficially owned by me, I hereby declare that I have complied with the terms of the Code of Ethics during the prior year or since becoming subject to its provisions.

Print Name:

Signature:

Date:

Received:

City of London Investment Management Company Ltd.

EXHIBIT 5

PERSONAL SECURITIES TRANSACTIONS PRECLEARANCE FORM

Employee requests preclearance of the securities listed below and is aware that each preclearance is only effective until the close of trading in the US markets on the business day after approval was granted. Employee understands that he/she is required to obtain additional preclearance if the trade is not completed before the authority expires.

Name of Broker, Dealer or Bank and Account Number	Compliance Approved Account (Y/N)*	Name of Security	Ticker / CUSIP	# of Shares	Price per Share	Principal Amount	Transaction Type (Buy/Sell, etc.)	Compliance Authorized Yes No

* For new investment accounts or accounts not previously disclosed to Compliance, provide the following:

Name of Broker, Dealer or Bank	Date Account Was Established	Account Number	Names on Account	Type of Account

Is any proposed transaction described above within 30 (30) days of a prior opposing transaction in the same of equivalent Security.   Yes [ ]  No [ ]

Is any proposed transaction described above considered an Initial Public Offering (IPO) or Private Placement. Yes [ ]  No [ ]

Employee Name:

Date:

Signature:             Compliance:

Date: